Exhibit 99.1

Press Release

Contacts:

Ronald W. Guire, Exec. VP, CFO Susan J. Hardman, Vice President (510) 668-7000	For Release 8:00am EDT April 23, 2003 US1 & IRW

Exar Corporation Reports Fiscal 2003 Year End and Fourth Quarter Results

Fremont, California, April 23, 2003 – Exar Corporation (NASDAQ: EXAR), a leading provider of high-performance, mixed-signal silicon solutions for the worldwide communications infrastructure, today reported fiscal 2003 fourth quarter and year end operating results. Revenue for the quarter ended March 31, 2003 was $15.0 million flat compared to the prior quarter and down from $15.5 million for the same period last year. The fourth quarter fiscal 2003 operating loss was $0.4 million improved from an operating loss of $1.2 million for the prior quarter and an operating loss of $1.5 million for the fourth quarter fiscal 2002. Net income for the March quarter was $1.1 million up sequentially from $0.8 million and up from $0.9 million in the same period last year. For the March quarter, EPS was $0.03 up from $0.02 for both the previous quarter and the fourth quarter fiscal 2002.

Revenue for fiscal year ended March 31, 2003 was $67.0 million up 22% from $55.0 million for fiscal year 2002. For fiscal year 2003, the operating loss was $4.2 million (the pro forma operating loss was $1.9 million) improved from an operating loss of $8.9 million for the previous fiscal year. The fiscal year 2003 pro forma operating results exclude a $2.3 million inventory write-down charge. A reconciliation of the pro forma adjustments to GAAP financial results for fiscal 2003 appears in the financial statements portion of this release. The net loss for fiscal year 2003 was $32.3 million (the pro forma net income was $4.7 million) as compared to a net income of $4.0 million for the previous fiscal year. Pro forma net income for fiscal 2003 excludes a charge of $35.4 million related to the impairment of Exar’s investment in a private company and the $2.3 million inventory write-down, less the income tax effect of $0.7 million. For the fiscal year, EPS was ($0.81) down from $0.10 in fiscal year 2002. Pro forma EPS was $0.11 (diluted) for fiscal 2003.

“Despite last year’s challenging market environment, Exar was able to generate year-over-year revenue growth, expand its product portfolio by introducing 28 new products, remain cash flow positive and win over 400 designs,” said Donald L. Ciffone, chairman, president and chief executive officer. “We believe that Exar’s strong balance sheet, new product execution and operational efficiency position the Company for growth as the economic environment improves.”

Continuing a trend that began over 15 years ago, Exar remained cash flow positive from operations for fiscal year 2003. For the fiscal year, Exar increased cash, cash-equivalents, short-term and long-term marketable securities by $17.9 million from $404.2 million. For the March quarter, Exar increased cash, cash-

Exhibit 99.1

equivalents, short-term and long-term marketable securities by $4.9 million to $422.1 million or $10.53 per outstanding share net of treasury shares. (The cash per outstanding share is calculated as follows: cash and cash equivalents plus short-term and long-term marketable securities divided by the total outstanding shares, net of treasury shares as of March 31, 2003.)

During the quarter, Exar introduced several new industry first products including 2, 4 and 8 channel universal I/O PCI UARTs which support 3.3V and 5V PCI bus version 2.3 signaling specifications. The devices provide a direct interface to the PCI bus, eliminating the PCI local bus bridge thus reducing system cost and board space requirements. The Company announced a 350 MHz clock synthesizer for use in Gigabit Ethernet, SONET/SDH and other low jitter applications. Exar also announced sample availability for two 14 channel T1/E1/J1 LIU products which extends Exar’s R3 Technology ™ (Reconfigurable, Relayless Redundancy) transceiver family. These differentiating features, reconfigurable termination and relayless redundancy, enable an OEM to use a single bill-of-material that can simplify board layout and inventory requirements thus reducing overall costs. Exar is the first to offer this level of integration, the channel density ideal for VT mapping applications.

Regulatory Compliance/Current Business Outlook

Exar adheres to the Securities and Exchange Commission’s requirements governing public company reporting obligations. The Company intends to provide its investors and analysts with guidance each quarter in its earnings news release and its conference calls. Exar will not provide any further guidance or updates on its performance during the quarter unless it does so in a news release, such as this one, or in such other manner that is compliant with Regulation FD and Regulation G, as the case may be.

The Company’s statements about its future financial performance are based on current information and expectations and the Company undertakes no duty to update such statements. The statements are forward-looking and actual results could differ materially due to various risks and uncertainties, some of which are described below. Visibility remains limited. For the first quarter fiscal 2004 ending June 30, 2003, Exar is forecasting revenue to be $14 million to $15 million. The Company projects EPS to be $0.01 to $0.03 per diluted share for the first fiscal quarter.

Earnings Conference Call

Exar invites financial analysts, members of the media, and the general public to listen to its conference call discussing the Company’s financial results for the fourth quarter and fiscal 2003 year end, today, Wednesday, April 23 at 10:30 am PDT. To access the conference call, please dial (719) 457-2653 by 10:20 am PDT. In addition, a live webcast will also be available. To access the webcast, please go to Exar’s investors’ homepage at http://www.exar.com. A replay of the call will be available starting at 1:30 pm PDT today until April 30, 2003. To access the replay, please dial (719) 457-0820 and use the pass code 228649.

Safe Harbor

In addition to the Company’s statements about its future financial performance, this release contains forward-looking statements that involve risks and uncertainties, including global economic and industry conditions, such as the level of capital spending, specifically in the telecommunications, data communications and video and imaging markets; possible disruption in commercial activities as a consequence of terrorist activity, armed conflict or health issues, such as, SARs; eroding interests rates impacting the Company’s Other Income; distributor inventory levels and the rate at which these inventory levels decline; successful development, market acceptance and demand for the Company’s products; competitive factors, such as pricing or competing solutions; and the Company’s successful execution of internal performance plans, as well as the other risks detailed from time to time in the Company’s SEC

Exhibit 99.1

reports, including the Form 10-K for the year ended March 31, 2002 and Forms 10-Q for the quarters ended December 31, September 30 and June 30, 2002.

About Exar

Exar Corporation (NASDAQ: EXAR) designs, develops and markets high-performance, analog and mixed-signal silicon solutions for the worldwide communications infrastructure. Leveraging its industry-proven analog design expertise, system-level knowledge and standard CMOS process technologies, Exar provides OEMs innovative, highly integrated ICs that facilitate the transport and aggregation of signals in access, metro and wide area networks. The Company’s physical layer silicon solutions address transmission standards such as T/E carrier, ATM and SONET. Additionally, Exar offers ICs for both the serial communications and the video and imaging markets. The Company is based in Fremont, CA, had fiscal 2003 revenues of $67 million, and employs approximately 265 people worldwide. For more information about Exar, visit www.exar.com.

R3 Technology is a trademark of Exar Corporation.

Exhibit 99.1

EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	March 31, 2003	December 31, 2002	March 31, 2002	March 31, 2003	March 31, 2002
	Actual	Actual	Actual	Actual	Actual
NET SALES	$15,047	$15,029	$15,492	$67,008	$54,988
COSTS AND EXPENSES:
Cost of goods sold	5,600	6,312	6,717	30,197	24,024
Research and development	5,555	5,344	5,657	22,297	21,895
Selling, general and administrative	4,291	4,581	4,571	18,735	17,951

Total Costs and Expenses	15,446	16,237	16,945	71,229	63,870

LOSS FROM OPERATIONS	(399)	(1,208)	(1,453)	(4,221)	(8,882)

OTHER INCOME, NET
Interest income, net	2,005	2,339	2,981	9,125	15,316
Loss on other long-term investments	—	—	(229)	(35,886)	(680)

Total Other Income (Loss), net	2,005	2,339	2,752	(26,761)	14,636

INCOME (LOSS) BEFORE INCOME TAXES	1,606	1,131	1,299	(30,982)	5,754
PROVISION FOR INCOME TAXES	482	339	389	1,318	1,726

NET INCOME (LOSS)	$1,124	$792	$910	($32,300)	4,028

NET INCOME (LOSS) PER SHARE: BASIC and DILUTED	$0.03	$0.02	$0.02	($0.81)	$0.10

SHARES USED IN COMPUTATION OF NET INCOME (LOSS) PER SHARE: BASIC	39,997	39,788	39,058	39,674	38,921

DILUTED	41,378	41,180	42,027	39,674	41,996

1.	The above Condensed Consolidated Statements of Income reflect the following:
(a).	For purposes of calculating diluted loss per share, the assumed exercise of options into common stock are not taken into consideration as the effect is anti-dilutive for the twelve months ended March 31, 2003.

Exhibit 99.1

EXAR CORPORATION AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	March 31, 2003	December 31, 2002	March 31, 2002	March 31,
				2003	2002
	Actual	Actual	Actual	Pro Forma	Actual
NET SALES	$15,047	$15,029	$15,492	$67,008	$54,988
COSTS AND EXPENSES:
Cost of goods sold	5,600	6,312	6,717	27,886	24,024
Research and development	5,555	5,344	5,657	22,297	21,895
Selling, general and administrative	4,291	4,581	4,571	18,735	17,951

Total Costs and Expenses	15,446	16,237	16,945	68,918	63,870

PRO FORMA LOSS FROM OPERATIONS	(399)	(1,208)	(1,453)	(1,910)	(8,882)

OTHER INCOME, NET
Interest income, net	2,005	2,339	2,981	9,125	15,316
Loss on other long-term investments	—	—	(229)	(513)	(680)

Total Other Income (Loss), net	2,005	2,339	2,752	8,612	14,636

PRO FORMA INCOME BEFORE INCOME TAXES	1,606	1,131	1,299	6,702	5,754
PROVISION FOR INCOME TAXES	482	339	389	2,011	1,726

PRO FORMA NET INCOME	$1,124	$792	$910	$4,691	$4,028

PRO FORMA NET INCOME PER SHARE: BASIC	$0.03	$0.02	$0.02	$0.12	$0.10

DILUTED	$0.03	$0.02	$0.02	$0.11	$0.10

SHARES USED IN COMPUTATION OF PRO FORMA NET INCOME PER SHARE: BASIC	39,997	39,788	39,058	39,674	38,921

DILUTED	41,378	41,180	42,027	41,543	41,996

1.	As a supplement to the Company’s Consolidated Financial Statements presented on a generally accepted accounting principles (GAAP) basis, the Company provides additional pro forma measures for income (loss) from operations, income (loss) before income taxes, net income (loss) and net income (loss) per share. A pro forma measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company believes that the additional pro forma measures are useful to investors for the performance of financial analysis. However, pro forma measures are not in accordance with, nor are they a substitute for, GAAP measures.
2.	The calculations above are not a GAAP (Generally Accepted Accounting Principles) presentation. A reconciliation from a GAAP basis to a pro forma basis is included in the financial statements of this release.
3.	For the purposes of calculating the pro forma diluted earnings per share, options that are in the money for the twelve months ended March 31, 2003 of 1,869,00 are included for consistent presentation.

Exhibit 99.1

EXAR CORPORATION AND SUBSIDIARIES

RECONCILIATION OF PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME TO

THE CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31, 2003	Twelve Months Ended March 31, 2003
	Actual	Pro Forma
Pro forma net income	$1,124	$4,691
Cost of goods sold (1)	—	(2,311)
Loss on other long-term investments (2)	—	(35,373)

Income (loss) before income taxes	1,124	(32,993)
Provision for income taxes (3)	—	693

Net Income, Condensed Consolidated Statements of Income	$1,124	($32,300)

The above pro forma amounts for the twelve months ended March 31, 2003 have been adjusted to eliminate the following:

(1)	A $2.3 million inventory write-off recorded in the three months ended September 30, 2002.

(2)	A $35.4 million impairment charge on its investment in a non-publicly traded company. The charge was recorded in the three months ended September 30, 2002.

(3)	Reflects the income tax effect on the inventory write-off.

Exhibit 99.1

EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2003	March 31, 2002
ASSETS
Current assets: Cash, cash equivalents and short-term marketable securities Accounts receivable, net Inventory Other current assets	$367,851 4,275 2,893 5,205	$347,675 3,411 7,291 4,635

Total current assets	380,224	363,012

Property, plant and equipment, net	28,054	26,496
Long-term marketable investments	54,259	56,526
Other long-term investments	8,759	44,379
Deferred income taxes, net	7,894	12,571
Other non current assets	35	51

Total assets	$479,225	$503,035

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$12,147	$11,145
Long-term obligations	312	385

Total liabilities	12,459	11,530

Total stockholders’ equity	466,766	491,505

Total liabilities and stockholders’ equity	$479,225	$503,035